UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2016

Apricus Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 300, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 222-8041

 (Former name or former address, if changed, since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.03.     Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 3, 2016, the board of directors of the Apricus Biosciences, Inc. (the “Company”) determined that it was in the best interests of the Company and its stockholders to amend the Fourth Amended and Restated Bylaws of the Company (the “Bylaws”), and by resolution authorized, approved and adopted an amendment to the Bylaws (the “Bylaw Amendment”). The Bylaw Amendment became effective immediately upon its adoption.

The Bylaw Amendment amends Article II, Section 2.7 of the Bylaws to increase the quorum requirement for a meeting of stockholders from 33 1/3% of the outstanding shares of the Company entitled to vote, represented in person or by proxy, to a majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy.

The above description of the Bylaw Amendment does not purport to be complete and is qualified in its entirety by reference to the Bylaw Amendment, which is attached hereto as Exhibit 3.1.

Item 5.07.     Submission of Matters to a Vote of Security Holders.

On March 2, 2016, the Company held a Special Meeting of Stockholders (the "Special Meeting"). The following is a brief description of each matter submitted to a vote at the Special Meeting, as well as the number of votes cast for, withheld or against, the number of abstentions and the number of broker non-votes with respect to each matter, as applicable. For more information about these proposals, please refer to the Company’s proxy statement filed with the Securities and Exchange Commission (the “SEC”) on February 4, 2016.

The number of shares of common stock entitled to vote at the Special Meeting was 52,942,892. The number of shares of common stock present or represented by valid proxy at the Special Meeting was 27,124,984. Certain matters submitted to a binding vote of stockholders at the Special Meeting were approved as described below.

Proposal No. 1
Stockholders approved, pursuant to NASDAQ Stock Market Rules 5635(b) and 5635(d), the issuance of shares of common stock and the issuance of shares of common stock upon the exercise of warrants to purchase shares of common stock in connection with subscription agreements, dated January 12, 2016, between the Company and certain institutional investors. The results of the voting included 24,378,292 votes for, 1,348,423 votes against and 1,398,269 votes abstained.

Proposal No. 2
Stockholders approved an adjournment to the Special Meeting, if necessary or appropriate, to establish a quorum or to permit further solicitation of proxies if there were not sufficient votes at the time of the Special Meeting cast in favor of Proposal 1. The results of the voting included 25,347,119 votes for, 1,699,585 votes against and 78,280 votes abstained.

Item 8.01.     Other Events.

On March 3, 2016, the Company completed a second closing (the “Second Closing”) of the sale of shares of the Company’s common stock (the “Common Stock”) and warrants (the “Warrants”) to purchase common stock (the “Warrant Shares”) (the “Offering”) pursuant to the subscription agreements, dated January 12, 2016, between the Company and certain purchasers, as filed with the Company’s Current Report on Form 8-K on January 13, 2016. At the Second Closing, the Company sold an aggregate of 8,835,229 shares of Common Stock and Warrants to purchase up to an additional 4,417,614 Warrant Shares, at a combined offering price of $0.88 per share and related Warrant, for aggregate gross proceeds of approximately $7.8 million at the Second Closing.

The first closing of the Offering occurred on January 13, 2016. Further information on the terms of the Offering can be found in the Company’s Current Report on Form 8-K filed with the SEC on January 13, 2016, as amended.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Bylaw Amendment

*    *    *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apricus Biosciences, Inc.

Date: March 7, 2016	By:	/s/ Richard W. Pascoe
Name: Richard W. Pascoe
Title: Chief Executive Officer and Secretary

4